Registration No. 333-_____________
Filed July 31, 2008
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Abington Bancorp, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania 20-8613037
(State or Other Jurisdiction of Incorporation or Organization) (I.R.S. Employer Identification No.)

180 Old York Road, Jenkintown, Pennsylvania 19046
(Address of Principal Executive Offices) (Zip Code)
Abington Bancorp, Inc. 2007 Stock Option Plan
(Full Title of the Plans)
Robert W. White Chairman of the Board, President and Chief Executive Officer Abington Bancorp, Inc. 180 Old York Road Jenkintown, Pennsylvania 19046 (215) 886-8280	Copies to: Hugh T. Wilkinson, Esq. Kenneth B. Tabach, Esq. Elias, Matz, Tiernan & Herrick L.L.P. 734 15th Street, N.W. Washington, D.C. 20005 (202) 347-0300
(Name, Address and Telephone Number of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $.01 per share	1,302,990 shares (2)	$9.65 (2)	$12,573,853.50 (3)	$494.15
_________________________
(1)
Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the Abington Bancorp, Inc. 2007 Stock Option Plan (the “Option Plan”) as a result of a stock split, stock dividend or similar adjustment of the outstanding common stock, par value $.01 per share (“Common Stock”), of Abington Bancorp, Inc. (the “Company”).

(2)	Represents shares currently reserved for issuance pursuant to the Option Plan.
(3)
Estimated solely for the purposes of calculating the registration fee in accordance with Rule 457(c) promulgated under the Securities Act.  The Proposed Maximum Offering Price Per Share is equal to the average of the high and low prices of the Common Stock on July 24, 2008 as reported by the Nasdaq Stock Market, LLC.

__________________________________

    This Registration Statement shall become effective automatically upon the date of filing in accordance with Section 8(a) of the Securities Act  and 17 C.F.R. 230.462.

PART I

Item 1.            Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

________________

*
Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the registration statement in accordance with Rule 428 under the Securities Act and the “Note” to Part I on Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed or to be filed with the Securities and Exchange Commission (the “Commission”) are incorporated by reference in this registration statement:

(a)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2007;

(b)
All reports filed by the Company pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), since the end of the fiscal year covered by the financial statements in the Form 10-K referred to in clause (a) above;

(c)
The description of the Common Stock of the Company contained in the Prospectus under the heading, “Description of Our Capital Stock” in the Company’s Registration Statement on Form S-1 filed on May 2, 2007, as amended (File No. 333-142543); and

(d)
All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

Any statement contained in this registration statement, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable since the Company’s Common Stock is registered under Section 12 of the Exchange Act.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Article VI of the Registrant’s Bylaws provides as follows:

6.1      Persons Covered.  Subject to, and in accordance with, the provisions of this Article VI, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, including actions by or in the right of the Corporation, whether civil, criminal, administrative, or investigative, by reason of the fact that such person is or was a director, officer, employee, fiduciary, trustee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, fiduciary, trustee, or agent of another corporation, partnership, joint venture, trust, or other enterprise.

6.2      Derivative Actions.

(a)       In the case of a threatened, pending, or completed action or suit by or in the right of the Corporation against a person named in Section 6.1 by reason of such person holding a position named in Section 6.1, the Corporation shall indemnify such person if such person satisfies the standard in Section 6.2(b), for expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of the action or suit.

(b)       In the case of a threatened, pending, or completed action or suit by or in the right of the Corporation, a person named in Section 6.1 shall be indemnified only if:

   (1)        such person is successful on the merits or otherwise; or

   (2)        such person acted in good faith in the transaction that is the subject of the suit or action, and in a manner reasonably believed to be in, or not opposed to, the best interests of the Corporation.  However, such person shall not be indemnified in respect of any claim, issue, or matter as to which such person has been adjudged liable to the Corporation unless (and only to the extent that) the court of common pleas or the court in which the suit was brought shall determine, upon application, that despite the adjudication of liability but in view of all the circumstances, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

6.3       Third-Party Actions.

(a)       In case of a threatened, pending, or completed suit, action, or proceeding (whether civil, criminal, administrative, or investigative), other than a suit by or in the right of the Corporation, together hereafter referred to as a third-party action, against a person named in Section 6.1 by reason of such person holding a position named in Section 6.1, the Corporation shall indemnify such person if such person satisfies the standard in Section 6.3(b), for amounts actually and reasonably incurred by such person in connection with the defense or settlement of the third-party action, including, but not limited to (I) expenses (including attorneys’ fees), (ii) amounts paid in settlement, (iii) judgments, and (iv) fines.

(b)      In case of a third-party action, a person named in Section 6.1 shall be indemnified only if:

          (1)        such person is successful on the merits or otherwise; or

          (2)        such person acted in good faith in the transaction that is the subject of the third-party action and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Corporation and, with respect to any criminal action or proceeding, such person had no reasonable cause to believe such person’s conduct was unlawful.  The termination of a third-party action by judgment, order, settlement, conviction, or upon a pleas of nolo contendere or its equivalent shall not, in itself, create a presumption that the person failed to satisfy the standard of this Section 6.3(b).

6.4       Determination That Standard Has Been Met.  A determination that the standard of either Section 6.2(b) or 6.3(b) has been satisfied may be made by a court, or, except as stated in the record sentence of Section 6.2(b), the determination may be made by:

(1)           the Board of Directors by a majority vote of a quorum consisting of directors of the Corporation who were not parties to the action, suit, or proceeding;

(2)           if such a quorum is not obtainable or if obtainable and a majority of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

(3)           the shareholders of the Corporation.

6.5      Proration.  Anyone making a determination under Section 6.4 may determine that a person has met the standard as to some matters but not as to others, and may reasonably prorate amounts to be indemnified.

6.6        Advancement of Expenses.  Reasonable expenses incurred by a director, officer, employee, or agent of the Corporation in defending a civil or criminal action, suit, or proceeding described in Section 6.1 may be paid by the Corporation in advance of the final disposition of such action, suit, or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that the person is not entitled to be indemnified by the Corporation.

6.7        Other Rights.  The indemnification and advancement of expenses provided by or pursuant to this Article VI shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any insurance or other agreement, vote of shareholders or directors, or otherwise, both as to actions in their official capacity and as to actions in another capacity while holding an office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

6.8        Insurance.  The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article VI.

6.9        Security Fund; Indemnity Agreements.  By action of the Board of Directors (notwithstanding their interest in the transaction), the Corporation may create and fund a trust fund or fund of any nature, and may enter into agreements with its officers, directors, employees, and agents for the purpose of securing or insuring in any manner its obligation to indemnify or advance expenses provided for in this Article VI.

6.10      Modification.  The duties of the Corporation to indemnify and to advance expenses to any person as provided in this Article VI shall be in the nature of a contract between the Corporation and each such person, and no amendment or repeal of any provision of this Article VI, and no amendment or termination of any trust fund or other fund created pursuant to Section 6.9 hereof, shall alter to the detriment of such person the right of such person to the advancement of expenses or indemnification related to a claim based on an act or failure to act which took place prior to such amendment, repeal, or termination.

6.11     Proceedings Initiated by Indemnified Persons.  Notwithstanding any other provision in this Article VI, the Corporation shall not indemnify a director, officer, employee, or agent for any liability incurred in an action, suit, or proceeding initiated by (which shall not be deemed to include counter-claims or affirmative defenses) or participated in as an intervenor or amicus curiae by the person seeking indemnification unless such initiation of or participation in the action, suit, or proceeding is authorized, either before or after its commencement, by the affirmative vote of a majority of the directors then in office.

6.12     Savings Clause.  If this Article VI or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each director, officer, employee, and agent of the Corporation as to costs, charges, and expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement with respect to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article VI that shall not have been invalidated and to the fullest extent permitted by applicable law.

If the laws of the Commonwealth of Pennsylvania are amended to permit further indemnification of the directors, officers, employees, and agents of the Corporation, then the Corporation shall indemnify such persons to the fullest extent permitted by law.  Any repeal or modification of this Article VI by the Board of Directors or the shareholders of the Corporation shall not adversely affect any right or protection of a director, officer, employee, or agent existing at the time of such repeal or modification.

Item 7.	Exemption from Registration Claimed.

Not applicable since no restricted securities will be reoffered or resold pursuant to this registration statement.

Item 8.	Exhibits.

The following exhibits are filed with or incorporated by reference into this registration statement on Form S-8 (numbering corresponds to Exhibit Table in Item 601 of Regulation S-K):

No.	Exhibit
4.0	Form of Common Stock certificate(1)
5.0	Opinion of Elias, Matz, Tiernan & Herrick L.L.P. as to legality of the Common Stock
10.0	Abington Bancorp, Inc. 2007 Stock Option Plan(2)
23.1	Consent of Elias, Matz, Tiernan & Herrick L.L.P. (included in Exhibit 5.0)
23.2	Consent of Beard Miller Company LLP
23.3	Consent of Deloitte & Touche LLP
24.0	Power of attorney for any subsequent amendments is located in the signature pages
_______________
(1)	Incorporated by reference from the Company’s registration statement on Form S-1 (Commission File No. 333-142543) filed with the Commission on May 2, 2007, as amended.
(2)
Incorporated by reference from the Company’s definitive proxy statement for the Special Meeting of Shareholders held on January 30, 2008 (Commission File No. 000-52705) filed with the Commission on December 26, 2007.

Item 9.	Undertakings.

The undersigned Registrant hereby undertakes:

1.       To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

2.           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.           That, for the purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5.           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Jenkintown, Commonwealth of Pennsylvania, on this 30th day of July 2008.

        ABINGTON BANCORP, INC.

        By:   /s/ Robert W. White
       Robert W. White
       Chairman of the Board, President and
           Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.  Each person whose signature appears below hereby makes, constitutes and appoints Robert W. White his or her true and lawful attorney, with full power to sign for such person and in such person’s name and capacity indicated below, and with full power of substitution any and all amendments to this registration statement, hereby ratifying and confirming such person’s signature as it may be signed by said attorney to any and all amendments.

Name	Title	Date

/s/ Robert W. White	Chairman of the Board, President and	July 30, 2008
Robert W. White	Chief Executive Officer (principal executive officer)

/s/ Jack J. Sandoski	Senior Vice President and Chief Financial	July 30, 2008
Jack J. Sandoski	Officer (principal financial and accounting officer)

Douglas S. Callantine	Director	July 30, 2008

/s/ Michael F. Czerwonka, III	Director	July 30, 2008
Michael F. Czerwonka, III

/s/ Jane Margraff Kieser	Director	July 30, 2008
Jane Margraff Kieser

/s/ Joseph B. McHugh	Director	July 30, 2008
Joseph B. McHugh

/s/ Robert John Pannepacker, Sr.	Director	July 30, 2008
Robert John Pannepacker, Sr.

/s/ G. Price Wilson, Jr.	Director	July 30, 2008
G. Price Wilson, Jr.